Exhibit 5

June 4, 2009

Wells Fargo & Company

420 Montgomery Street

San Francisco, California 94163

Ladies and Gentlemen:

I am Senior Company Counsel of Wells Fargo & Company (the “Company”) and, as such, I, together with other attorneys in the Wells Fargo Law Department, have acted as counsel for the Company in connection with the preparation of a Registration Statement on Form S-3 (the “Registration Statement”) of the Company filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed offer and sale from time to time of unsecured unsubordinated debt securities (the “Securities”) of the Company. The Securities may be offered in amounts, at prices, and on terms to be set forth in the prospectus and one or more supplements to the prospectus (collectively, the “Prospectus”) constituting a part of the Registration Statement, and in the Registration Statement.

The Securities are to be issued under the senior indenture filed as Exhibit 4(a) to the Registration Statement, as supplemented by the Fourth Supplemental Indenture filed as Exhibit 4(b), entered into by the Company and Citibank, N.A., as trustee (the “Senior Indenture”).

Certain terms of the Securities to be issued by the Company from time to time will be approved by the Board of Directors of the Company or a committee thereof or certain authorized officers of the Company as part of the corporate action taken and to be taken (the “Corporate Proceedings”) in connection with issuance of the Securities. I have examined or am otherwise familiar with the Restated Certificate of Incorporation of the Company, the By-Laws of the Company (as amended through September 23, 2008), the Registration Statement, such of the Corporate Proceedings that have occurred as of the date hereof, and such other documents, records, and instruments as I have deemed necessary or appropriate for the purposes of this opinion.

Based on the foregoing, I am of the opinion that: (i) the Senior Indenture is a valid and binding instrument of the Company and (ii) upon the completion of all required Corporate Proceedings and the execution, issuance, and delivery, and the authentication by the trustee, of the Securities, any Securities, issuable thereunder will be legal, valid, and binding obligations of the Company.

Wells Fargo & Company

June 4, 2009

The foregoing opinions assume that (a) the Company will remain duly organized, validly existing and in good standing under the laws of the State of Delaware; (b) the execution of the Senior Indenture is by an officer or officers of the Company authorized by the Corporate Proceedings; (c) the consideration designated in the applicable Corporate Proceedings for the Securities shall have been received by the Company in accordance with applicable law; (d) the Senior Indenture has been duly authorized, executed, and delivered by all parties thereto other than the Company and each such party shall have complied with all legal requirements pertaining to its status as such status relates to its rights to enforce the Senior Indenture against the Company and each such party shall have satisfied those legal requirements applicable to it to the extent necessary to make the Senior Indenture enforceable against it; (e) the Registration Statement shall have become effective under the Securities Act and will continue to be effective; and (f) that, at the time of the authentication and delivery of the Securities, the Corporate Proceedings related thereto will not have been modified or rescinded, there will not have occurred any change in the law affecting the authorization, execution, delivery, validity or enforceability of such Securities or the Senior Indenture, none of the particular terms of such Securities or the Senior Indenture will violate any applicable law and neither the issuance and sale of such Securities nor the compliance by the Company with the terms of such Securities or the Senior Indenture will result in a violation of any issuance limit in the Corporate Proceedings, any agreement or instrument then binding upon the Company or any order of any court or governmental body having jurisdiction over the Company.

I have also assumed (a) the accuracy and truthfulness of all public records of the Company and of all certifications, documents and other proceedings examined by me that have been produced by officials of the Company acting within the scope of their official capacities, without verifying the accuracy or truthfulness of such representations, (b) the genuineness of such signatures appearing upon such public records, certifications, documents and proceedings, and (c) each document submitted to me for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine.

Without limiting any other qualifications set forth herein, the opinions expressed herein are subject to the effect of generally applicable laws that (i) provide for the enforcement of oral waivers or modifications where a material change of position in reliance thereon has occurred or provide that a course of performance may operate as a waiver, (ii) limit the availability of a remedy under certain circumstances where another remedy has been elected, (iii) may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange, (iv) govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys’ fees and other costs, (v) may permit a party who has materially failed to render or offer performance required by a contract to cure that failure unless either permitting a cure would unreasonably hinder the aggrieved party from making substitute arrangements for performance or it is important under the circumstances to the aggrieved party that performance occur by the date stated in the contract, (vi) may require mitigation of damages, and (vii) may limit the enforceability of provisions imposing increased interest rates or late

Wells Fargo & Company

June 4, 2009

payment charges upon delinquency in payment or default or providing for liquidated damages or for premiums upon acceleration.

I express no opinion as to the laws of any jurisdiction other than the laws of the State of Minnesota, the General Corporation Law of the State of Delaware, and the federal laws of the United States of America. I express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof, including, without limitation, the enforceability of the governing law provision contained in the Senior Indenture. Because the governing law provision of the Senior Indenture relates to the law of a jurisdiction as to which I express no opinion, the opinions set forth in clauses (i) and (ii) of the fourth preceding paragraph are given as if the law of the State of Minnesota governs the Agreements.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to being named in the Prospectus included therein under the caption “Legal Opinions” with respect to the matters stated therein without implying or admitting that I am an “expert” within the meaning of the Securities Act, or other rules and regulations of the Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

/s/ Mary E. Schaffner

Mary E. Schaffner

Senior Company Counsel